THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., EASTERN TIME ON [●], UNLESS FNBH BANCORP, INC. EXTENDS THE RIGHTS OFFERING (SUCH TIME AND DATE WITH RESPECT TO THE EXPIRATION OF THE RIGHTS OFFERING, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being provided to explain the rights offering (the “Rights Offering”) by FNBH Bancorp, Inc. (the “Company”) of nontransferable rights to subscribe for and purchase shares of Common Stock (as defined below) (the “Rights”) distributed to holders of Company common stock (“Common Stock”) as of 5:00 p.m., Eastern time on January 8, 2014 (the “Record Date”). The Rights, the Rights Offering and Common Stock are described in the accompanying prospectus (the “Prospectus”). The Rights are evidenced by a nontransferable subscription certificate (the “Subscription Certificate”) registered in your name or the name of your nominee. We are requesting that you contact your clients for whom you hold shares of Common Stock beneficially, and who are to receive the Rights distributable with respect to those shares, regarding the Rights Offering.

In the Rights Offering, the Company is offering up to 2,300,000 shares of Common Stock. As described in the Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee, is entitled to one Right for each share of Common Stock owned on the Record Date. Each Right will allow such holder to subscribe for 6 shares of Common Stock at a subscription price of $0.70 per share (the “Subscription Price”). In addition, each subscribing stockholder who exercises his or her Rights in full will be eligible to subscribe for additional shares of Common Stock (the “Over-Subscription Privilege”) at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights, subject to allotment and subject to the discretion of the Company to accept or reject subscriptions pursuant to these Over-Subscription Privileges, as described in the Prospectus.

We are asking that you contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

We have enclosed copies of the following documents for your use:

1.	The Prospectus;

2.	Instructions as to Use of Subscription Certificates;

3.	A Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Rights; and

4.	A return envelope addressed to American Stock Transfer & Trust Company, LLC (the “Subscription Agent”).

To exercise the Rights, you should deliver the properly completed and signed Subscription Certificate, with payment of the Subscription Price for each share of Common Stock subscribed for, to the Subscription Agent prior to the Expiration Time. All exercises of Rights are irrevocable. Rights not exercised at or prior to the Expiration Time will expire and will be void and no longer exercisable.

If you hold Common Stock for the account of more than one client, you may aggregate the exercise of Rights for all your clients, provided that you identify the number of Rights you are exercising for each client ALONG WITH THE STATE OF RESIDENCY OF EACH CLIENT. Please note that you do not have to provide the name or other identity of your clients.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Additional copies of the enclosed materials may be obtained from AST Phoenix Advisors (the "Information Agent"), by contacting the Information Agent at (212) 493-3910. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

FNBH Bancorp, Inc.

NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF FNBH BANCORP, INC. OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE RIGHTS OR COMMON STOCK ISSUABLE UPON EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS, THE RIGHTS OFFERING OR THE COMMON STOCK, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.